Exhibit 99.1

Octagon 88 Resources and CEC North Star Release Successful Results of the Bluesky/Gething Cores - AGAT Laboratory Analysis

NEW YORK, Apr 08, 2013 (BUSINESS WIRE) -- Octagon 88 Resources Inc (OCTX) and CEC North Star Energy Ltd are pleased to announce the AGAT laboratories results on the successful Bluesky/ Gething well cores confirm Primary Production methods to be implemented in 2013.

Summary of AGAT Results of Bluesky/Gething Well

Location : 08-12-091-22W5M

"Excellent cap rock with oil and gas traces present in all the cores taken after entering the zone. Overall 30 meters of oil bearing sands and sand/shales were identified containing two high quality sand zones with intermediate zones containing shale stringers. The only water contact was at the very bottom of the zone. The lab analysis verified an API of the oil at 10.73 and viscosity at formation conditions of less than 50,000 cp and additional testing established good response to testing. These results are in the range of primary production recovery or "coldflow" projects. Rock analysis underway now will provide us with the permeability. At a minimum we believe we have established a SAGD or CSS project but have many reasons to believe initial primary production will be established enhancing the economics."

-CEC North Star Technical Team

The Company's next step is to proceed with laboratory simulation carried out by extensive 3rd party modeling to produce the optimal secondary production methods providing recovery rates of 40%-60%. The fore mentioned recovery rates have been proven in the Bluesky formation by companies like Royal Dutch Shell and Pennwest.

The Company has now commissioned a 3D seismic program to be implemented in the summer months of 2013, ultimately leading to the licensing of two to six wells for primary production in the 4th quarter of 2013.

The results of the second targeted well, the Elkton Erosional Edge are being analyzed and is anticipated to be released by the Company shortly. These first two projects combined will target scaled development possibilities of 50,000 barrels per day of conventional heavy oil production beginning this year.

Octagon 88 Resources

In 2012 / 2013 Octagon 88 Resources, Inc. acquired substantial light and conventional heavy oil assets in Northern Alberta. The acquired projects have been substantially de-risked which leads the company to emerge as a development stage oil and gas company as of January 22, 2013. The company's intention is to grow shareholder value through mergers and acquisitions opportunities available to the company. Octagon 88 Resources is the largest publicly trading shareholder of CEC North Star Ltd. with a 33% ownership.

The current program schedule entails working with the operator of these properties to bring on production and cash flow through the company's direct working interests, and indirect investments spread throughout the projects.

CEC North Star

CEC North Star Energy Ltd is a non-public Calgary based Energy Corporation with a substantial oilsands lease holding in the Peace River block of north western Alberta Canada.

CEC North Star has acquired sixty-seven (67) sections respectively 39,040 acres of leaseholds with a prospective resource of 873 MM bbl (Best Estimate) PIIP in the Elkton Debolt formations based on a 25 section independent analysis. The same independent petroleum engineering firm conducted a feasibility study 139 Mil (NPV @ 10% fully risked) based on a typical four sections development of the Elkton/Debolt. In addition the property is prospective for Bluesky/Gething oil sands formations which may lead to early primary production development similar to other projects in the Peace River Block offering significant production potential.

CEC North Star has entered into joint venture on adjoining properties consisting of 23 sections or 14,720 acres which may increase PIIP (Petroleum Initially in Place) to in excess of three (3) billion barrels.

CEC North Star goals of ultimately 200,000 bbl/d of bitumen from these lands and objectives are to create value by developing these oilsands properties using scalable project development targeting multiple 5-10,000 bbl/d facilities with stakeholder involvement at every stage - Environment, Occupational Health and Safety are of paramount concern. Use of known technologies while remaining flexible to adopt new processes to maximize recovery of oil in place while reducing operating costs and a relatively quick schedule and lower capital costs compared to other oilsand projects resulting in maximum return on capital invested and quicker shareholder returns

Forward-looking Statements:

This press release contains forward-looking statements concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Forward looking statements in this press release include statements about our drilling development program. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the timing and results of our 2013 drilling and development plan. Additional factors include increased expenses or unanticipated difficulties in drilling wells, actual production being less than our development tests, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our filings with the SEC.

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SOURCE: Octagon 88

CONTACT:
Contact: Octagon 88 Resources Inc.
Tel:(+41) 79 237 6218
 info@octagon-88.com
 http://www.octagon-88.com

or
CEC North Star Ltd.
+1 587 353 5550
 info@cecnorthsar.com
http://www.cecnorthstar.com

or
Investor Relations Helvetic Prime
Alexander Baldi Tel:(+41)79- 256-9534
info@helveticprime.com
http://www.helveticprime.com

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